
ACP Holding Company 25-1618281 DE
NFC Castings, Inc. 39-1887913 DE
Neenah Foundry Company 39-1580331 WI
Neenah Transport, Inc. 39-1378433 WI
Deeter Foundry, Inc. 47-0355148 NE
Cast Alloys, Inc. (Shell) 33-0071223 CA
Gregg Industries, Inc. 95-1498664 CA
Mercer Forge Corporation 25-1511711 DE
Dalton Corporation 35-0259770 IN
A&M Specialities, Inc. 25-1741756 PA
Dalton Corporation, Kendallville Manufacturing Facility 35-2054777, IN
Dalton Corporation, Stryker Machining Facility Co. 34-1873080, OH
Dalton Corporation, Warsaw Manufacturing Facility 35-2054775, IN
Dalton Corporation, Ashland Manufacturing Facility 34-1873079, OH
Advanced Cast Products, Inc. 25-1607691 DE
Belcher Corporation (Shell) 52-1643193 DE
Peerless Corporation (Shell) 52-1644462 OH